Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS
2010 total revenues and bottom-line exceed company guidance
Expands 2011 financial outlook
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (March 3, 2011) — Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today reported financial and operating results for the quarter and full year ended December 31, 2010.
Key financial results for the 2010 fourth quarter:
•	Total revenues of $25.9 million.
•	Net loss of $2.1 million, or $0.03 per share, which included approximately $5.4 million in success-based milestones expensed in the quarter.
Key financial results for the 2010 full year:
•	Total revenues of $125.4 million.
•	Net loss of $18.5 million, or $0.31 per share, which included approximately $7.1 million in one-time restructuring charges, a $15.0 million upfront fee paid for North American rights to RHUCIN® (recombinant human C1 inhibitor) and approximately $5.4 million in success-based milestones.
•	Cash, cash equivalents and short-term investments of $60.8 million as of December 31, 2010.
“Following a series of business development transactions during the second half of last year, we now are well positioned to increase near-term revenues with two promoted products for the large and growing type 2 diabetes market. We also broadened our development pipeline and have a blend of late-stage and earlier-stage product candidates in our portfolio to drive medium to longer-term revenue growth,” said Gerald T. Proehl, president and chief executive officer of Santarus.
Santarus senior vice president and chief financial officer Debra P. Crawford said, “We are focused on growing revenues and returning to profitability while advancing development of our promising product pipeline. We expect in 2011 to achieve total revenues of approximately $110 million and net income of at least breakeven on a GAAP basis.”
Business Highlights
Key fourth quarter accomplishments and recent business highlights include the following:

•	Launched CYCLOSET® (bromocriptine mesylate) tablets in November 2010 with promotion focusing on its consistent glycemic control and cardiovascular safety profile, which were demonstrated in a 3,000-patient clinical study. CYCLOSET is a unique centrally acting dopamine agonist prescription drug approved by the U.S. Food and Drug Administration (FDA) as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes, both as monotherapy and in combination with other antidiabetic agents.
•	Resumed promotion of GLUMETZA® 500 mg (metformin HCl extended release tablets) following the resupply of the product to wholesalers and retailers by Depomed, Inc. in January 2011. GLUMETZA is a once-daily prescription drug approved as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. GLUMETZA is available in 500 mg and 1000 mg tablets.
•	Reported statistically significant top-line results from two Phase III clinical studies evaluating the safety and efficacy of budesonide MMX® 9 mg for the induction of remission of mild or moderate active ulcerative colitis. Santarus expects to complete (last patient last visit) an extended use study in May 2011 with top-line data available in the second half of 2011 and to submit a New Drug Application (NDA) to the FDA at the end of 2011.
•	Announced that the company’s partner, Pharming Group NV (NYSE Euronext: PHARM), has initiated an international, multicenter, randomized, placebo-controlled Phase IIIb clinical study evaluating RHUCIN for the treatment of acute attacks of angioedema in patients with Hereditary Angioedema (HAE). Pharming expects to enroll approximately 50 patients in the study, which is being undertaken to provide additional data for RHUCIN at the 50 U/kg dose and prospective validation of the visual analog scale used in measuring the clinical effects of RHUCIN.
•	Announced that Pharming received a refusal to file letter from the FDA for the RHUCIN Biologics License Application (BLA) that was submitted by Pharming in late December. In the letter the FDA indicated that the BLA was not sufficiently complete to enable a critical medical review and that they will provide additional feedback on the design of the recently initiated Phase IIIb clinical study. Both Santarus and Pharming intend to meet with the FDA at the earliest opportunity to discuss the issues raised in the FDA letter and to reach a more comprehensive understanding of what would be required for the BLA to be accepted for review.
Fourth Quarter 2010 Financial Results
Total revenues for the fourth quarter of 2010 were $25.9 million, consisting of $25.0 million in product-related revenue, and $0.9 million in royalty revenue. Total revenues for the fourth quarter of 2009 were $62.4 million, consisting of $38.9 million in product-related revenue and $23.5 million in other license revenue, which included a $20.0 million one-time milestone received for FDA approval of ZEGERID OTC®.
Net product sales were $17.3 million for the fourth quarter of 2010, compared with net product sales of $32.2 million for the fourth quarter of 2009. For the fourth quarter of 2010, net product sales consisted of ZEGERID brand prescription products, sales of the authorized generic version of ZEGERID Capsules and sales of CYCLOSET. For the fourth quarter of 2009, net product sales consisted of sales of ZEGERID brand products. Net product sales for the fourth quarter of 2010 were favorably impacted by lower than expected rebates due to decreased utilization, as well as the termination of certain of the company’s managed care and other contracts associated with ZEGERID brand products.
Promotion revenue for the fourth quarter of 2010 associated with GLUMETZA was $7.7 million, compared with promotion revenue of $6.7 million for the fourth quarter of 2009. GLUMETZA promotion revenue was negatively impacted for the fourth quarter of 2010 by the suspension of GLUMETZA 500 mg product shipments following Depomed’s voluntary recall and supply interruption of GLUMETZA 500 mg from June 2010 through early January 2011.

Santarus reported a net loss of $2.1 million, or $0.03 per share, for the fourth quarter of 2010, compared with net income of $24.5 million, or $0.40 per diluted share, for the fourth quarter of 2009.
The cost of product sales was $1.2 million for the fourth quarter of 2010, compared with $2.3 million for the fourth quarter of 2009, both of which were approximately 7% of net product sales.
Santarus reported license fees and royalties of $7.3 million for the fourth quarter of 2010, which included a milestone payment to Cosmo Technologies, Ltd. for successful completion of two Phase III clinical studies with budesonide MMX. Cosmo elected to receive payment through the issuance of 972,132 shares of the company’s common stock at a value of approximately $2.7 million. Additionally, license fees and royalties for the 2010 fourth quarter included an accrual of approximately $2.7 million related to a sales milestone payable to Depomed. Santarus expects to pay Depomed the sales milestone of $3.0 million in March 2011 based on achievement of GLUMETZA net product sales that exceeded $50.0 million for the 13-month period ending January 31, 2011. License fees and royalties were $2.3 million for the fourth quarter of 2009.
Research and development (R&D) expenses were $3.4 million for the fourth quarter of 2010, compared with $6.4 million for the fourth quarter of 2009. The decrease in R&D expenses was primarily attributable to a decrease in costs associated with the budesonide MMX phase III clinical program.
Selling, general and administrative (SG&A) expenses were $16.1 million for the fourth quarter of 2010, and $25.5 million for the fourth quarter of 2009. The $9.4 million decrease in SG&A expenses was primarily attributable to a reduction in compensation, benefits and related employee costs and a decrease in promotional spending related to the decision to cease promotion of ZEGERID products. These decreases in SG&A expenses were offset in part by an increase in advertising and promotional spending related to the launch of CYCLOSET.
Full Year 2010 Financial Results
The company reported total revenues of $125.4 million for the year ended December 31, 2010, compared with total revenues of $172.5 million for the year ended December 31, 2009. Product-related revenue was $121.6 million for the year ended December 31, 2010 compared with $142.9 million in product-related revenue for the prior year. Product-related revenue for 2010 was negatively impacted by the mid-year availability of generic versions of ZEGERID Capsules and Depomed’s voluntary recall and related suspension of GLUMETZA 500 mg product shipments from June 2010 through early January 2011. Santarus reported $3.6 million in royalty revenue and $0.2 million in other license revenue for 2010. The company reported $29.6 million in other license revenue for the prior year. Total costs and expenses were $143.4 million for 2010 and $138.4 million for 2009.
Santarus reported a net loss of $18.5 million, or $0.31 per share, for the year ended December 31, 2010, compared with net income of $32.1 million, or $0.54 per diluted share, for the year ended December 31, 2009.
As of December 31, 2010, Santarus had cash, cash equivalents and short-term investments of $60.8 million, compared with $93.9 million as of December 31, 2009.
Financial Outlook for 2011
The company expects the following for 2011:
•	Total revenues of approximately $110 million.
•	License fee expenses to include a sales milestone of $3 million payable to Depomed if annual GLUMETZA net product sales exceed $80 million during the calendar year.
•	R&D expenses of approximately $20 million to $23 million, which includes estimated costs associated with the extended use study with budesonide MMX and the planned submission of the NDA, the Phase III clinical program with rifamycin SV MMX®, and the Phase I clinical study with SAN-300, as well as other development costs.
•	SG&A expenses of up to approximately $70 million.
•	Achievement of at least breakeven on a GAAP net income basis for the full 2011 year, which includes $3 million in expense associated with a success-based milestone. For the first quarter of 2011, the company expects to report a net loss due to seasonality of prescription demand and promotional launch costs associated with CYCLOSET.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, March 3, 2011. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 43448596. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes.
Santarus also has a diverse development pipeline, including three product candidates in Phase III clinical programs: budesonide MMX® for induction of remission of active ulcerative colitis, RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea, in addition to other earlier-stage development programs. More information about Santarus is available on the company’s website at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding projected revenues, expenses and bottom-line financial results, the potential to achieve a success-based milestone, and expected timing for the budesonide MMX extended use study and submission of the NDA.
The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to generate revenues from GLUMETZA and CYCLOSET; Santarus’ ability to successfully advance the development of, obtain regulatory approval for and ultimately commercialize, its development product candidates; Santarus’ ability to maintain patent protection for its products, including the difficulty in predicting the timing and outcome of the GLUMETZA, ZEGERID and ZEGERID OTC patent litigation; Santarus’ ability to continue to generate revenues from its branded and authorized generic ZEGERID prescription products and the impact on Santarus’ business and financial condition of the ongoing generic competition for ZEGERID; Santarus’ ability to achieve continued progress under its strategic alliances, and the potential for early termination of, or reduced payments under, these agreements; the impact on Santarus’ business of significant change, and the risk that Santarus may not be successful in integrating its marketed products and development-stage products into its existing operations or in realizing the planned results from its corporate restructuring or its expanded product portfolio and pipeline;

adverse side effects or inadequate therapeutic efficacy of Santarus’ products or products Santarus promotes that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ and its strategic partners’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; the impact of healthcare reform legislation and the recent turmoil in the financial markets; and other risks detailed in Santarus’ prior press releases, as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® , ZEGERID® and ZEGERID OTC® are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RHUCIN® is a trademark of Pharming Group NV.
[Tables to follow]

Santarus, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents and short-term investments	$60,797	$93,944
Accounts receivable, net	7,156	16,253
Inventories, net	3,025	5,336
Prepaid expenses and other current assets	6,086	3,797

Total current assets	77,064	119,330
Long-term restricted cash	1,300	1,400
Property and equipment, net	774	875
Intangible assets, net	13,980	9,750
Goodwill	2,913	—
Other assets	6	6

Total assets	$96,037	$131,361

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$29,472	$58,676
Allowance for product returns	13,450	12,846
Current portion of deferred revenue	—	245

Total current liabilities	42,922	71,767
Deferred revenue, less current portion	2,635	2,678
Long-term debt	10,000	10,000
Other long-term liabilities	2,497	—
Total stockholders’ equity	37,983	46,916

Total liabilities and stockholders’ equity	$96,037	$131,361

Santarus, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Product sales, net	$17,322	$32,210	$90,170	$119,242
Promotion revenue	7,650	6,702	31,365	23,631
Royalty revenue	882	—	3,571	—
Other license revenue	—	23,471	245	29,620

Total revenues	25,854	62,383	125,351	172,493
Costs and expenses:
Cost of product sales	1,160	2,301	7,715	8,294
License fees and royalties	7,272	2,281	28,576	7,976
Research and development	3,447	6,430	17,431	16,244
Selling, general and administrative	16,117	25,455	82,581	105,838
Restructuring charges	(176)	—	7,082	—

Total costs and expenses	27,820	36,467	143,385	138,352

Income (loss) from operations	(1,966)	25,916	(18,034)	34,141
Other income (expense):
Interest income	12	15	80	194
Interest expense	(116)	(115)	(461)	(460)

Total other income (expense)	(104)	(100)	(381)	(266)

Income (loss) before income taxes	(2,070)	25,816	(18,415)	33,875
Income tax expense	(6)	1,315	59	1,760

Net income (loss)	$(2,064)	$24,501	$(18,474)	$32,115

Net income (loss) per share:
Basic	$(0.03)	$0.42	$(0.31)	$0.55

Diluted	$(0.03)	$0.40	$(0.31)	$0.54

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic	59,488,634	58,179,582	58,734,397	57,994,506
Diluted	59,488,634	61,636,432	58,734,397	59,673,866
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